SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):

                                October 28, 2002

                               Aphton Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



   Delaware                         0-19122                     95-3640931
---------------                   ------------            ----------------------
(State or Other                   (Commission                (I.R.S. Employer
Jurisdiction of                   File Number)            Identification Number)
Incorporation)


             80 S.W. Eighth Street, Suite 2160, Miami, Florida 33130
             -------------------------------------------------------
               (Address of principal executive offices) (zip code)

                                 (305) 374-7338
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

     On October 28, 2002, Aphton Corporation (the "Company") announced results of a randomized, double-blind, controlled, statistically powered, phase III clinical trial conducted in European countries. Patients with advanced pancreatic cancer who had received no previous therapy were treated either with the Company's anti-gastrin immunogen G17DT as a monotherapy, or with the control. The primary efficacy measure was survival time from the date of randomization.

     A summary of the results follows: a) patients with stage IV pancreatic cancer treated with G17DT had a median survival time that was 53% longer than the stage IV patients in the control arm; b) 25% of the patients with stage IV pancreatic cancer who were treated with G17DT had a survival time that was 106% longer than the control arm; and c) The overall Hazard Ratio was 0.7; that is to say, at any point in time, patients on G17DT had a 143% higher likelihood of surviving longer than patients on the control.

     The Company believes these are pivotal phase III clinical trial results and is formulating its strategy for selection of jurisdictions and the timing of regulatory filings for marketing approvals therein. The Company believes these results will prove to be a decisive turning point in its development and the pursuit of its corporate objectives. The Company does not want to prejudice the review of this trial by regulatory authorities in the various jurisdictions; therefore, any additional information regarding either the trial or its strategy will be provided by means of a public news release at the appropriate times.

     It is estimated that approximately 88,000 new cases of pancreatic cancer will be diagnosed in the US and Europe this year. The prognosis for most of these patients is very poor. The great majority of patients has advanced disease at the time of diagnosis which is considered incurable, with a very short survival time. Surgery, when possible, and chemotherapy are the primary treatment options currently available, but have shown only very limited benefit. The Company believes that its anti-gastrin targeted immunotherapy approach has the potential to extend patient survival time significantly, without adding toxicity.

     The Company is conducting a randomized, double blind, controlled, statistically powered, combination therapy, Phase III clinical trial in the US and Europe for patients with advanced pancreatic cancer; a Phase II clinical trial for patients with advanced gastric (stomach) cancer; and a Phase II clinical trial for patients with prostate cancer. The Company expects to initiate Phase II dose-ranging/indications of efficacy clinical trial for treating patients with gastrointestinal reflux disease (GERD), in the near future.

     The Company's anti-gastrin targeted therapy induces antibodies in patients that bind to both gastrin 17 and gly-gastrin and remove them from circulation before they can bind to the cancer cell and initiate cell growth. (The Company believes this is the optimum method for achieving "growth factor inhibition.") Gastrin 17 and gly-gastrin are believed to be central growth factors, or the initiating signals, for cell growth, cell proliferation and metastasis (spread) in gastric, i.e. stomach, pancreatic, esophageal, colorectal and other gastrointestinal (GI) system cancers. This signaling program is accomplished by gastrin binding to the large numbers of gastrin receptors which appear, de novo, in the great majority of cases, on tumor cell surfaces throughout the gastrointestinal system. Interrupting this process by immunizing the patient with the Company's anti-gastrin immunogen is a precisely "targeted" immunotherapy. This specificity of targeting only cancer cells occurs because gastrin is not normally secreted and gastrin receptors are not normally found on "healthy" cells in the GI system, unless they are malignant, or on the path to malignancy (except for cells involved with normal acid secretion).

     Recent findings have shown that inhibiting gastrin not only inhibits cell growth, proliferation and metastasis directly, but also "unblocks" a central pathway leading to cell-suicide (apoptosis). This tilts the balance, from cell growth, to cell suicide. This effect is amplified synergistically when the
Company's drug is given together with a chemotherapeutic. Gastrin also stimulates the secretion and expression of other important growth factors and receptors, including epidermal growth factor (EGF), within and on the surfaces of the cancer cells involved in tumor growth. Hence, inhibiting gastrin inhibits all of the foregoing factors contributing to tumor growth and spread, while simultaneously opening a central pathway to cell suicide. The Company's anti-gastrin targeted therapy adds a biological dimension to the treatment of gastrointestinal cancers, whether as monotherapy or combination therapy.

     Aphton Corporation is a biopharmaceutical company developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases; and the prevention of pregnancy. The Company has strategic alliances with Aventis (NYSE: AVE) for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline (NYSE:
GSK) for reproductive system cancer and non-cancer diseases worldwide; and others.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)  Exhibits.

              99.1 Text of Press Release of the Company dated October 28, 2002.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      APHTON CORPORATION
                                     (Registrant)

                                      By:/s/ Frederick W. Jacobs
                                         ---------------------------------------
                                         Name:   Frederick W. Jacobs
                                         Title:  Vice President, Chief Financial
                                                 Officer, Treasurer and Chief
                                                 Accounting Officer

Dated: October 28, 2002